Exhibit 99.1

For More Information Contact:

Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Rekha Parthasarathy (714) 382-1319
ria.carlson@ingrammicro.com	rekha@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS
FOURTH-QUARTER AND FULL-YEAR 2008 RESULTS

Gross margins hit highest fourth-quarter level in 10 years
Balance sheet remains strong with record cash balance for a year-end
Cash flow from operations exceeds $550 million for the year
Goodwill impairment charge recorded

SANTA ANA, Calif., Feb. 18, 2009 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2008, which ended Jan. 3, 2009.

Worldwide sales for the fourth quarter were $8.68 billion, 13 percent lower than the $10.01 billion in the prior-year period.  The sales decline is attributable to the translation effect of relatively weaker foreign currencies, which had a six-percentage-point negative impact, as well as softer demand caused by the weak macroeconomic environment.  Sales for the 2008 fiscal year were $34.36 billion, a two-percent decrease versus 2007, to which the translation impact of stronger foreign currencies had an approximate two-percent positive impact.

Fourth-quarter results include a non-cash charge of $742.6 million ($659.8 million after tax or $4.07 per diluted share), for the impairment of goodwill, which is explained in greater detail below.  Including this charge, the company posted a net loss of $564.3 million or $3.48 per diluted share.

Non-GAAP net income, which excludes the goodwill impairment charge and related tax benefits, was $95.5 million or $0.59 per diluted share.  Both GAAP and non-GAAP results include the following items aggregating to a net benefit of $0.02 per diluted share:

•
A benefit recorded in cost of sales of $8.2 million, or $0.05 per diluted share, related to the release of a portion of the reserves for commercial taxes on software imports into Brazil.  The released reserves are tied to the 2003 calendar year, for which the statute of limitations for an assessment has expired.

•	Costs of approximately $6.8 million or $0.03 per diluted share, related to expense-reduction programs primarily in North America and Europe.

2-2-2 Ingram Micro Reports Fourth Quarter 2008 Results

In the prior-year fourth quarter, net income was $114.1 million or $0.64 per diluted share, which included the following benefits totaling $0.03 per diluted share: a $3.6 million ($0.02 per diluted share) release of a portion of the reserves related to the commercial taxes on software imports into Brazil related to the period from October through December 2002; and a gain of approximately $2.9 million (approximately $0.01 per diluted share) from the sale of the company’s Asian semiconductor business.

“While the economy continued to challenge us in the fourth quarter, our focus on enhancing gross margin and reducing expenses helped us deliver solid operational results,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “Every region concentrated on driving profitability.  The results were evident.  Excluding goodwill impairment charges, our non-GAAP operating margin in Asia Pacific hit a record high, EMEA’s improved more than 100 basis points sequentially and North America’s 168 basis points approached fourth-quarter levels of recent years.  I’m pleased with our ability to adapt to changing market conditions.”

Additional Fourth-Quarter Highlights
For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

As indicated above, the company recorded a charge of $742.6 million ($659.8 million net of tax benefits) in the fourth quarter of 2008 related to the impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”).  Similar to the experience of many companies, Ingram Micro’s market capitalization eroded in the fourth quarter when compared to previous periods and was significantly below book value, primarily due to the depressed macroeconomic environment and volatility in the equity markets.  As a result of the company’s impairment tests, a charge was recorded for all of its goodwill.  The company's reporting units under SFAS 142 are its geographic segments and the goodwill impairment charges totaled $243.2 million, $24.1 million and $475.3 million in North America, EMEA and Asia Pacific, respectively.  There is no recorded goodwill in Latin America.  This non-cash charge does not impact the company's ongoing business operations, liquidity or covenants for its credit facilities.

Regional Sales

•
North America sales were $3.80 billion (44 percent of total revenues), a decrease of one percent versus the $3.83 billion reported in the year-ago quarter.  Stable demand throughout most of the region’s distribution business was offset by weakness in the consumer electronics space.

•	Europe, Middle East and Africa (EMEA) sales were $2.95 billion (34 percent of total revenues), a decrease of 21 percent versus the $3.75 billion in the year-ago quarter. The translation impact of the

3-3-3 Ingram Micro Reports Fourth Quarter 2008 Results

relatively weaker European currencies had an approximate 10-percentage-point negative effect on comparisons to the prior year. Efforts in the second half of 2008 to deliberately exit or turn away unprofitable business, coupled with weak demand for technology products, contributed to the year-over-year decline in sales.

•
Asia-Pacific sales were $1.49 billion (17 percent of total revenues), a decrease of 23 percent versus the $1.94 billion reported in the year-ago quarter.  The translation impact of the relatively weaker regional currencies had an approximate 10-percentage-point negative effect on comparisons to the prior year.  The sales decline was attributable to softer demand across most of the region’s economies, combined with proactive efforts to turn away or exit unprofitable business.

•	Latin America sales were $455 million (5 percent of total revenues), a decrease of 5 percent versus the $481 million in the year-ago quarter.

Gross Margin

Gross margin was 5.92 percent, an increase of 10 basis points versus the prior-year quarter.  The partial releases of commercial tax reserves in Brazil, described above, had a positive fourth-quarter impact of nine basis points in 2008 and four basis points in 2007.  The year-over-year gross margin improvement is driven primarily by growth in the company’s fee-for-service logistics business, the exit or improvement of underperforming business relationships and ongoing changes in customer and product mix.

Operating Expenses

Total operating expenses including the goodwill impairment charge were $1.1 billion.  Non-GAAP operating expenses excluding this charge were $368.8 million, or 4.25 percent of revenues, which includes $6.8 million (0.08 percent of revenues) in severance and other costs related to the company’s expense-reduction programs.  Operating expenses in the year-ago quarter were $406.7 million, or 4.06 percent of revenues.  The increase in operating expenses as a percentage of revenues is primarily attributable to the additional labor to support growth in the fee-for-service logistics business, as well as lower sales levels compared to the prior year.

Operating Income

The company posted an operating loss of $597.1 million including the goodwill impairment charge described above.  Non-GAAP operating income excluding this charge was $145.5 million or 1.68 percent of revenues which includes the expense-reduction costs and the release of Brazilian commercial tax reserves described above.  The net benefit related to the partial release of Brazilian commercial tax reserves and the expense-reduction program costs, as described above, had a two-basis-point impact.

4-4-4 Ingram Micro Reports Fourth Quarter 2008 Results

In the year-ago quarter, operating income was $176.0 million or 1.76 percent of revenues, which included a six-basis-point positive impact from the release of a portion of the company’s Brazilian commercial tax reserves and the gain on the sale of the Asian semiconductor business, as described above.

•
North America posted an operating loss of $179.5 million, including the $243.2 million goodwill impairment charge.  Non-GAAP operating income excluding this charge was $63.7 million or 1.68 percent of revenues, which includes $0.3 million (0.01 percent of revenues) in expense-reduction program costs.  In the prior year, operating income was $68.9 million or 1.80 percent of revenues.

•
EMEA operating income was $4.3 million, including the $24.1 million goodwill impairment charge.  Non-GAAP operating income excluding this charge was $28.4 million or 0.96 percent of revenues, which includes $6.5 million (0.22 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $64.7 million or 1.72 percent of revenues.  While market weakness continues to dampen the region’s operating margin, the sequential increase of sales, in concert with efforts to reduce operating expenses, have resulted in a 114-basis-point increase in non-GAAP operating margin over the third quarter of 2008.

•
Asia-Pacific posted an operating loss of $444.1 million including the $475.3 million goodwill impairment charge.  Non-GAAP operating income excluding this charge was $31.2 million or 2.10 percent of revenues, compared to $35.9 million or 1.85 percent in the year-ago quarter.  The prior-year quarter included a gain of $2.9 million, or 15 basis points of revenues, on the sale of the semiconductor business in Asia.

•
Latin America operating income was $21.5 million or 4.74 percent of revenues, which includes a benefit of $8.2 million or 181 basis points of revenues related to the previously described release of a portion of the company’s commercial tax reserve in Brazil.  In the year-ago quarter, operating income was $16.1 million or 3.35 percent of revenues, which also included a partial release of the commercial tax reserve in Brazil of $3.6 million or 75 basis points of revenues.

•
During the fourth quarter of 2008, accruals for long-term incentive compensation programs tied to performance-based restricted stock units were reduced, yielding a net benefit to operating income of $0.7 million (0.01 percent of consolidated revenues) for the quarter.  This compares to stock-based compensation expense of $9.6 million (0.10 percent of consolidated revenues) in the fourth quarter of 2007.  The impacts of the stock-based incentive programs are presented as separate reconciling amounts in the company’s segment reporting in both periods and therefore are included in the worldwide, but not regional, operating results.

Other expenses for the quarter were $14.3 million versus $18.2 million in the year-ago period, primarily driven by lower debt levels and declining interest rates.

5-5-5 Ingram Micro Reports Fourth Quarter 2008 Results

The tax benefit was $47.2 million versus a tax provision $43.7 million in the prior-year quarter.  The change in provision reflects deferred tax benefits of $82.9 million associated with the $742.6 million charge for the impairment of goodwill (a substantial portion of which is not deductible for tax purposes), the lower level of earnings and the release of certain tax reserves upon the completion of an income tax audit.  These factors are partially offset by adjustments to the valuation allowances placed against the company’s deferred tax assets in certain European business units.

Total depreciation and amortization was $16.1 million.

Capital expenditures were approximately $37.0 million.

Balance Sheet

•	The cash balance at year end was $763 million, an increase of $184 million over the balance at the end of 2007.

•
Total debt was $478 million, a decrease of $45 million from year-end 2007.  Debt-to-capitalization was 15% versus 13% at the end of last year.  The increase over the previous year is due to lower book equity resulting primarily from the goodwill impairment charge.

•
The company repurchased approximately 4.0 million shares during the fourth quarter of 2008, for an aggregate amount of $53 million.  Since the inception of the program in November 2007, the company has purchased 15.3 million shares for an aggregate amount of $247.4 million.  In light of the current economic environment, the company has temporarily suspended its stock repurchase program but may resume purchases under the program when conditions improve.

•	Inventory was $2.31 billion compared to $2.77 billion at the end of the prior year. Days of inventory outstanding were 28, an increase of one day compared to year-end 2007.

•	Working capital days were 22, flat when compared to year-end 2007.

  “Earning the decade’s highest gross margin level in this economic climate, in addition to reducing our selling, general and administrative expenses, demonstrates our efforts to tightly manage gross margin and control costs,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc.  “Our balance sheet remains a bright spot.  We ended 2008 with cash exceeding debt, while cash flow from operations was more than $550 million for the year, a significant increase over the nearly $330 million generated in 2007, which provides a strong foundation for these uncertain economic times.  Ingram Micro’s financial strength is an attractive choice for our vendor partners that may have concerns doing business with competitors with challenged liquidity and capital resources.”

6-6-6 Ingram Micro Reports Fourth Quarter 2008 Results

Fiscal Year Results

Of the $34.36 billion in worldwide sales, North America contributed $14.19 billion (a two-percent increase versus the prior year); EMEA contributed $11.53 billion (a decrease of 7 percent, to which the translation impact of stronger European currencies had an approximate five-percentage-point positive effect on comparisons to the prior year); Asia-Pacific contributed $6.90 billion (a decrease of 3 percent versus the prior year); and Latin America contributed $1.73 billion (an increase of 12 percent versus the prior year).

The company posted a worldwide operating loss for the 2008 fiscal year of $332.2 million which includes the goodwill impairment charge of $742.6 million or 2.16 percent of revenues.  Non-GAAP operating income excluding this charge was $410.5 million, or 1.19 percent of revenues, which included the following items aggregating to a charge of $10.4 million or 0.03 percent of revenues:

•	Expense-reduction program costs of $18.6 million (0.05 percent of revenues);

•	A benefit of $8.2 million (0.02 percent of revenues) related to the partial release of the Brazilian tax reserve.

In the year-ago period, operating income was $446.4 million, or 1.27 percent of revenues, which included the following items aggregating to a charge of $42.2 million or 0.12 percent of revenues:

•	A net charge for Brazilian commercial taxes of $30.1 million (0.09 percent of revenues);

•	A charge of $15.0 million (0.04 percent of revenues) related to the previously disclosed United States Securities and Exchange Commission (SEC) matter;

•	A gain on the sale of the semiconductor business in Asia of $2.9 million (0.01 percent of revenues).

The company posted a net loss of $394.9 million or $2.37 per diluted share for the 2008 fiscal year, which included the goodwill impairment charge of $742.6 million ($659.8 million after tax or $3.96 per diluted share) discussed previously.  Non-GAAP net income excluding this charge was $264.9 million or $1.59 per diluted share which included the net charges described above totaling $0.03 per diluted share.  In the year-ago period, net income was $275.9 million, or $1.56 per diluted share, which included the prior-year charges described above totaling $0.21 per diluted share.

Capital expenditures for the full year were $81.4 million, while total depreciation and amortization was $68.4 million.

Outlook
“Our team drove sales to the second-highest level in our history and delivered one of the best operational performances of this decade, despite the economy,” said Spierkel.  “I’m proud of their achievements, but our work is far from over.  We expect 2009 to be even more challenging.  Demand continues to soften across most of the countries in which we operate and the stronger dollar is also creating a translation headwind, affecting prior-year sales comparisons.  Based on our sales figures to date, we expect first-quarter sales to experience a year-over-year percentage decline in the low-to-mid twenties, which includes the translation impact of relatively weaker foreign currencies.”

7-7-7 Ingram Micro Reports Fourth Quarter 2008 Results

Spierkel added:  “We continue to make adjustments to improve profitability and position us for the future.  We’ve made good progress on our expense-reduction program.  However, we expect it will be difficult to reduce expenses in line with the pace of the current sales decline.  We are taking additional actions in the first half of 2009 to accelerate this alignment, including further restructuring actions in Europe and North America. These actions are expected to generate savings of approximately $100 million to $120 million annually, reaching the full run-rate at the end of 2009.  Total restructuring and other related costs associated with these actions are expected to range from approximately $45 million to $65 million.  We will continue to pursue opportunities to enhance gross margin – such as the improvement of unprofitable business relationships and a greater mix of higher-margin businesses – to partially offset the lag in expense reductions.

 “This company has proven that it can excel in challenging times,” Spierkel continued.  “We have what it takes to continue our track record of achievement – a strong financial position, outstanding relationships with vendors and reseller customers, breadth of expertise and geographies, and an outstanding team.  The near-term will be bumpy for most companies, including Ingram Micro.  Fortunately, our fiscal conservatism will serve us well as we tackle the difficulties of the current recession.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET.  To listen to the conference call Web cast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be

8-8-8 Ingram Micro Reports Fourth Quarter 2008 Results

required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensity in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, process and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of the SEC inquiry we have received s as well as other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2008; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2009 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	January 3, 2009	December 29, 2007

ASSETS
Current assets:
Cash	$763,495	$579,626
Trade accounts receivable, net	3,179,455	4,054,824
Inventories	2,306,617	2,766,148
Other current assets	425,270	520,069

Total current assets	6,674,837	7,920,667

Property and equipment, net	202,142	181,416
Goodwill	-	733,481
Other assets	206,494	139,437

Total assets	$7,083,473	$8,975,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,427,362	$4,349,700
Accrued expenses	485,573	602,295
Current maturities of long-term debt	118,506	135,616

Total current liabilities	4,031,441	5,087,611

Long-term debt, less current maturities	359,882	387,500
Other liabilities	36,305	72,948

Total liabilities	4,427,628	5,548,059

Stockholders' equity	2,655,845	3,426,942

Total liabilities and stockholders' equity	$7,083,473	$8,975,001

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fourteen	Thirteen
	Weeks Ended	Weeks Ended
	January 3, 2009	December 29, 2007

Net sales	$8,684,517	$10,007,437

Cost of sales	8,170,211 (a)	9,424,663	(b)
Gross profit	514,306	582,774

Operating expenses:
Selling, general and
administrative	361,993	406,737
Impairment of goodwill	742,653	-
Reorganization costs	6,802 (a)	-
	1,111,448	406,737

Income (loss) from operations	(597,142)	176,037

Interest and other	14,323	18,179

Income (loss) before income taxes	(611,465)	157,858

Provision for (benefit from) income taxes	(47,180)	43,740

Net income (loss)	$(564,285)	$114,118

Diluted earnings (loss) per share	$(3.48)	$0.64

Diluted weighted average shares outstanding	161,929,448	178,303,743

(a)
The fourteen weeks ended January 3, 2009 includes charges of $6,802 (0.08% of consolidated net sales) to operating expenses comprised of:  $281 in North America (0.01% of North America net sales), $6,506 in EMEA (0.22% of EMEA net sales) and $15 in Asia-Pacific, primarily for reorganization costs associated with headcount reductions and facility consolidations; as well as a benefit of $8,224 (1.81% of Latin America net sales and 0.09% of consolidated net sales) recorded to cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)
The thirteen weeks ended December 29, 2007 includes a benefit of $3,620 (0.75% of Latin America net sales and 0.04% of consolidated net sales) recorded to cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended
	January 3, 2009	December 29, 2007

Net sales	$34,362,152	$35,047,089

Cost of sales	32,422,061 (a)	33,137,791	(b)
Gross profit	1,940,091	1,909,298

Operating expenses:
Selling, general and
administrative	1,512,578 (a)	1,463,969	(c)
Impairment of goodwill	742,653	-
Reorganization costs (credits)	17,029 (a)	(1,091)
	2,272,260	1,462,878

Income (loss) from operations	(332,169)	446,420

Interest and other	49,969	61,182

Income (loss) before income taxes	(382,138)	385,238

Provision for income taxes	12,783	109,330

Net income (loss)	$(394,921)	$275,908

Diluted earnings (loss) per share:	$(2.37)	$1.56

Diluted weighted average shares outstanding	166,542,541	176,951,694

(a)
The fifty-three weeks ended January 3, 2009 includes net charges of $18,573 (0.05% of consolidated net sales) to operating expenses comprised of:  $1,838 in North America (0.01% of North America net sales), $16,444 in EMEA (0.14% of EMEA net sales) and $291 in Asia-Pacific, primarily for reorganization costs associated with headcount reductions and facility consolidations; as well as a benefit of $8,224 (0.48% of Latin America net sales and 0.02% of consolidated net sales) recorded to cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)
The fifty-two weeks ended December 29, 2007 includes a Brazilian commercial taxes of $30,134 (1.94% of Latin America net sales and 0.09% of consolidated net sales), net of the fourth quarter reversal of a portion of the reserve, recorded to cost of sales, for which the statute of limitations has expired.

(c)
The fifty-two weeks ended December 29, 2007 includes a charge to operating expenses to reserve for estimated losses of $15,000 (0.11% of North America net sales and 0.04% of consolidated net sales) associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000.

Ingram Micro Inc.
Supplementary Information
Reconciliation of Non-GAAP to GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Fourteen Weeks Ended January 3, 2009
		Impairment of	Non-GAAP
	As Reported		Financial
	Under GAAP	Goodwill (a)	Measure

Operating expenses (b)	$1,111,448	$(742,653)	$368,795
Income (loss) from operations	(597,142)	742,653	145,511
Income (loss) before income taxes	(611,465)	742,653	131,188
Provision for (benefit from) income taxes	(47,180)	82,873	35,693
Net income (loss)	(564,285)	659,780	95,495

Basic and diluted earnings (loss) per share	$(3.48)	$4.07	$0.59

(a)	Reflects charge for impairment of goodwill, net of tax benefits. Per share impact is calculated by dividing the net amount by the basic weighted average shares outstanding of 161,929,448.

(b)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended January 3, 2009 represent 12.80% and non-GAAP operating expenses represent 4.25%.

Ingram Micro Inc.
Supplementary Information
Reconciliation of Non-GAAP to GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-three Weeks Ended January 3, 2009
			Non-GAAP
	As Reported	Impairment	Financial
	Under GAAP	of Goodwill (a)	Measure

Operating expenses (b)	$2,272,260	$(742,653)	$1,529,607
Income (loss) from operations	(332,169)	742,653	410,484
Income (loss) before income taxes	(382,138)	742,653	360,515
Provision for income taxes	12,783	82,873	95,656
Net income (loss)	(394,921)	659,780	264,859

Basic and diluted earnings (loss) per share	$(2.37)	$3.96	$1.59

(a)	Reflects charge for impairment of goodwill, net of tax benefits. Per share impact is calculated by dividing the net amount by the basic weighted average shares outstanding of 166,542,541.

(b)	As a percentage of net sales, GAAP operating expenses for the fifty-three weeks ended January 3, 2009 represent 6.61% and non-GAAP operating expenses represent 4.45%.

Ingram Micro Inc.
Supplementary Information
Income (Loss) from Operations
(Dollars in 000s)
(Unaudited)

	Fourteen Weeks Ended January 3, 2009 (a)

				Non-GAAP
		Operating	Impairment	Operating
	Net Sales	Income (Loss)	of Goodwill	Income

North America	$3,796,364	$(179,506)	$243,190	$63,684
EMEA	2,946,263	4,255	24,125	28,380
Asia-Pacific	1,487,225	(444,104)	475,338	31,234
Latin America	454,665	21,529	-	21,529
Reconciling amount (stock-based compensation
under SFAS 123R)	-	684	-	684

Consolidated	$8,684,517	$(597,142)	$742,653	$145,511

				Non-GAAP
		Operating	Impairment	Operating
		Margin (Loss)	of Goodwill	Margin (b)

North America		(4.73%)	6.41%	1.68%
EMEA		0.14%	0.82%	0.96%
Asia-Pacific		(29.86%)	31.96%	2.10%
Latin America		4.74%	-	4.74%
Reconciling amount (stock-based compensation
under SFAS 123R)		-	-	-

Consolidated		(6.88%)	8.55%	1.68%

	Thirteen Weeks Ended December 29, 2007(c)

		Operating	Operating
	Net Sales	Income	Margin

North America	$3,833,660	$68,895	1.80%
EMEA	3,750,168	64,661	1.72%
Asia-Pacific	1,942,823	35,926	1.85%
Latin America	480,786	16,119	3.35%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(9,564)	-

Consolidated	$10,007,437	$176,037	1.76%

(a)
The fourteen weeks ended January 3, 2009 includes charges of $6,802 (0.08% of consolidated net sales) to operating expenses comprised of:  $281 in North America (0.01% of North America net sales), $6,506 in EMEA (0.22% of EMEA net sales) and $15 in Asia-Pacific, primarily for reorganization costs associated with headcount reductions and facility consolidations; as well as a benefit of $8,224 (1.81% of Latin America net sales and 0.09% of consolidated net sales) recorded to cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.

(c)
The thirteen weeks ended December 29, 2007 includes a benefit of $3,620 in Latin America (0.75% of Latin America net sales and 0.04% of consolidated net sales) recorded to cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

Ingram Micro Inc.
Supplementary Information
Income (Loss) from Operations
(Dollars in 000s)
(Unaudited)

		Fifty-three Weeks Ended January 3, 2009 (a)

				Non-GAAP
		Operating	Impairment	Operating
	Net Sales	Income (Loss)	of Goodwill	Income

North America	$14,191,995	$(49,011)	$243,190	$194,179
EMEA	11,534,968	42,014	24,125	66,139
Asia-Pacific	6,904,640	(353,518)	475,338	121,820
Latin America	1,730,549	43,191	-	43,191
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(14,845)	-	(14,845)

Consolidated	$34,362,152	$(332,169)	$742,653	$410,484

				Non-GAAP
		Operating	Impairment	Operating
		Margin (Loss)	of Goodwill	Margin (b)

North America		(0.34%)	1.71%	1.37%
EMEA		0.36%	0.21%	0.57%
Asia-Pacific		(5.12%)	6.88%	1.76%
Latin America		2.50%	-	2.50%
Reconciling amount (stock-based compensation
under SFAS 123R)		-	-	-

Consolidated		(0.97%)	2.16%	1.19%

	Fifty-two Weeks Ended December 29, 2007 (c)

		Operating	Operating
	Net Sales	Income (Loss)	Margin (Loss)

North America	$13,923,186	$219,835	1.58%
EMEA	12,438,644	151,529	1.22%
Asia-Pacific	7,133,417	117,306	1.64%
Latin America	1,551,842	(4,375)	(0.28%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(37,875)	-

Consolidated	$35,047,089	$446,420	1.27%

(a)
The fifty-three weeks ended January 3, 2009 includes net charges of $18,573 (0.05% of consolidated net sales) to operating expenses comprised of:  $1,838 in North America (0.01% of North America net sales), $16,444 in EMEA (0.14% of EMEA net sales) and $291 in Asia-Pacific, primarily for reorganization costs associated with headcount reductions and facility consolidations; as well as a benefit of $8,224 (0.48% of Latin America net sales and 0.02% of consolidated net sales) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.

(c)
The fifty-two weeks ended December 29, 2007 included a charge to operating expenses to reserve for estimated losses of $15,000 in North America (0.11% of North America net sales and 0.04% of consolidated net sales) associated with the SEC matter regarding transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 and a charge for Brazilian commercial taxes of $30,134 in Latin America (1.94% of Latin America net sales and 0.09% of consolidated net sales), net of fourth quarter reversal of a portion of the reserve, recorded to cost of sales, for which the statute of limitations has expired.